Exhibit 5.02

JONES DAY

NORTH POINT 901 LAKESIDE AVENUE CLEVELAND, OHIO 44114-1190

TELEPHONE: (216) 586-3939 FACSIMILE: (216) 579-0212

Direct Number: (216) 586-3939

April 28, 2006

New Albertson’s, Inc.

250 East Park Center Boulevard

Boise, Idaho 83706

Re:	Registration Statement on Form S-4

Ladies and Gentlemen:

We are acting as counsel for New Albertson’s, Inc., a Delaware corporation (the “Company”), in connection with the issuance of up to 460,257,860 shares (the “Shares”) of common stock, par value $0.01 per share, of the Company pursuant to the Agreement and Plan of Merger, dated as of January 22, 2006 (the “Merger Agreement”), by and among SUPERVALU INC., a Delaware corporation, Emerald Acquisition Sub, Inc., a Delaware corporation, Albertson’s, Inc., a Delaware corporation, the Company and New Diamond Sub, Inc., a Delaware corporation.

In rendering this opinion, we have examined such documents, records and matters of law as we have deemed necessary for purposes of this opinion. Based upon the foregoing and subject to the assumptions, qualifications and limitations stated herein, we are of the opinion that the Shares, when issued and delivered in connection with the Diamond Merger (as such term is defined in the Merger Agreement) in accordance with the Merger Agreement, will be duly authorized, validly issued, fully paid, and nonassessable.

Our examination of matters of law in connection with the opinion expressed herein has been limited to, and accordingly our opinion herein is limited to, the General Corporation Law of the State of Delaware, including the applicable provisions of the Constitution and the reported judicial decisions interpreting such law (the “DGCL”). We express no opinion with respect to the laws of any other jurisdiction.

In rendering the foregoing opinion, we have (i) assumed that the Registration Statement on Form S-4 (Registration No. 333129539), and any amendments thereto, will have become effective (and will remain effective at the time of the issuance of the Shares thereunder), (ii) assumed that the parties to the Merger Agreement will comply with their respective obligations thereunder and that the transactions contemplated by the Merger Agreement will be consummated in accordance with the provisions of the Merger Agreement, and (iii) relied upon, and assumed the accuracy of, statements of representatives of the Company with respect to certain factual matters relevant to the foregoing opinion.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement filed by the Company to effect the registration of the Shares under the Act and to the reference to us under the caption “Legal Matters” in the joint proxy statement/prospectus constituting a part of the Registration Statement. In giving such consent, we do not hereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

ATLANTA	•	BEIJING	•	BRUSSELS	•	CHICAGO	•	CLEVELAND	•	COLUMBUS	•	DALLAS	•	FRANKFURT

HONG KONG	•	HOUSTON	•	IRVINE	•	LONDON	•	LOS ANGELES	•	MADRID	•	MENLO PARK

MILAN	•	MOSCOW	•	MUNICH	•	NEW DELHI	•	NEW YORK	•	PARIS	•	PITTSBURGH	•	SAN DIEGO

SAN FRANCISCO	•	SHANGHAI	•	SINGAPORE	•	SYDNEY	•	TAIPEI	•	TOKYO	•	PITTSBURGH	•	WASHINGTON

JONES DAY

April 28, 2006

Very truly yours,

/s/ Jones Day